Exhibit 10.4

MOUNT TAM BIOTECHNOLOGIES, Inc.

Amended and restated Employment AGREEMENT

This Amended and Restated Employment Agreement (“Agreement”) by and between Mount Tam Biotechnologies, Inc., a Nevada corporation (“Employer” or the “Company”), and Richard Marshak, an individual (“Employee”), is effective as of March 29, 2016 (“Effective Date”). Your first day of employment was March 22, 2016 (“Start Date”).

On March 22, 2016, Employee and Employer entered into an Employment Agreement (the “Original Agreement”) and it has come to the attention of both parties that the Original Agreement contains certain scrivener and other errors which the parties desire to correct.

The parties desire to enter into this Agreement to amend and restate in its entirety the Original Agreement.

In consideration of the mutual promises made herein, the Company and Employee agree as follows:

1.	Employment. The Company hereby employs Employee, and Employee hereby accepts continued employment with the Company upon all of the terms and conditions described in this Agreement.

2.	Responsibilities. Subject to the terms of this Agreement, Employee is hereby employed in the position of Chief Executive Officer and shall perform the functions and responsibilities of that position. Employee will report directly to the Board of Directors. The Company may assign additional or different duties to Employee and Employee’s position, title, job description, duties and responsibilities may be modified from time to time at the sole discretion of the Company. Employee shall devote the whole of Employee’s professional time, attention and energies to the performance of Employee’s work responsibilities under this Agreement. While employed by the Company, Employee will not, without the prior written consent of the Company, provide services to or assist in any manner any business or third party other than those described in Appendix A.

The Board of Directors shall elect you to the Board of Directors promptly after the Effective Date. No additional compensation is provided for this role and you shall be required to, and you agree to, resign from the Board of Directors immediately upon the termination of your employment for any reason.

3.	Compensation. As consideration for the services and covenants described in this Agreement, the Company agrees to compensate Employee in the following manner:

3.1.	Base Salary. Employee shall receive an annualized base salary of $300,000 (the “Base Salary”), subject to standard federal and state payroll withholding requirements and which Base Salary may be adjusted by the Company within its discretion.

3.2.	Stock Option. Subject to the approval by the Board of Directors and the amendment to the Plan (as hereinafter defined) to increase the number of shares reserved for issuance thereunder, the Company will recommend that Employee receive a grant under the Company’s Stock Option and Restricted Stock Plan (the “Plan”) of a stock option to purchase up to 4,200,000 shares of the Company’s Common Stock, at an exercise price equal to the fair market value of a share of the Company’s Common Stock on the grant date. The terms of the aforesaid option grant, and the shares subject to such option, will vest, be subject to and governed by the Plan and a Stock Option Award Agreement to be signed by Employee and the Company.

3.3.	Benefits. Employee will be entitled to three (3) weeks of Paid Time Off (PTO) each year in addition to PTO for all Company Holidays. In addition to requirements under applicable law, if the Company, in its sole discretion, adopts a general employee benefit plan or policy concerning benefits such as leaves of absence, health insurance, etc., such benefits, if any, will be available to Employee in accordance with any eligibility requirements, policies, or procedures adopted by the Company from time to time during the existence of this Agreement. The rights, if any, of Employee and Employee’s dependents under any such benefit plans or policies shall be governed solely by the terms of such plans or policies. The Company reserves to itself, or its designated administrators, exclusive authority and discretion to determine all issues of eligibility, interpretation and administration of each such benefit plan or policy. The Company’s employment benefits, and policies related thereto, are subject to termination, modification or limitation at the Company’s sole discretion at any time.

3.4.	Bonus. Employee will be entitled to participate in an executive bonus plan in the event such plan is created and approved by Company’s Board of Directors.

3.5.	Total Compensation. Employee agrees that the compensation stated above constitutes the full and exclusive consideration and compensation for all services rendered under the Agreement and for all promises and obligations under this Agreement.

3.6.	Business Expenses. The Company shall pay or reimburse Employee’s reasonable business expenses, including expenses incurred for travel on Company business, in accordance with the policies and procedures of the Company, as may be adopted or amended from time to time at the Company’s sole discretion. If Employee incurs business expenses under this Agreement, Employee shall submit monthly to the Company a request for reimbursement together with supporting documentation satisfactory to the Company.

3.7.	No Requirement to Relocate. The Company recognizes that Employee can perform all necessary functions working remotely and agrees that Employee may do so.

3.8.	Term. The term of employment shall have begun on the Start Date and shall end on the third anniversary of the Start Date (the “Initial Term”), unless terminated earlier pursuant to Section 12 herein. Following the Initial Term, the term of employment may be renewed for additional one year terms upon the mutual written agreement by the parties, such renewal term[s] being subject to the termination provisions in Section 12 herein. The Initial Term with any renewal terms shall be referred to collectively as the “Term of Employment”.

4.	Company Policies. Employee agrees to abide by the Company’s written policies, practices and procedures, as they may from time to time be adopted or modified by the Company at its sole discretion. The Company’s written policies, practices and procedures, including any Employee Handbook and/or Code of Conduct, shall be binding on Employee unless superseded by or in conflict with this Agreement. Copies of written policies and procedures shall be available to Employee in the offices of the Company, and Employee shall be responsible at all times to review these policies and procedures.

5.	Warranties. Employee hereby represents and warrants that he has taken no confidential, proprietary or trade secret information from Employee’s prior employer or employers, and will not knowingly disclose such information to the Company, or improperly use any such information on behalf of the Company. Employee acknowledges that the Company has specifically demanded that, if Employee has any such confidential, proprietary or trade secret knowledge or information, Employee shall not use such information while employed by the Company for the benefit of the Company. Employee further warrants that by entering into this Agreement with the Company he is not violating any of the terms, agreements, or covenants of any previous employment or association. Employee further acknowledges that the Company has advised Employee to consult with his personal attorney concerning this proposed employment, matters relating to prior employment and any agreements or other matters that might affect employment by the Company. Employee acknowledges and agrees that neither the Company nor anyone acting on its behalf induced or solicited Employee to breach any contract or other enforceable obligation in connection with any proposed employment with the Company. If at any time Employee’s duties with the Company begin to conflict with any prior agreement, Employee shall promptly notify the Company and shall cease and desist from any such duties and the Company shall be permitted to terminate Employee with “Cause” pursuant to Section 12 herein.

6.	Invention Disclosure. Employee agrees to promptly disclose in writing to the Company any and all inventions which Employee develops during the Term of Employment, including all inventions, formulas, ideas, processes, techniques, know-how and data, whether or not patentable, that Employee makes or conceives or reduces to practice or develops, either alone or jointly with others, during the Term of Employment by the Company. Employee will also disclose to the Company all inventions made, conceived, reduced to practice, or developed by Employee within six months of the termination of employment by the Company that result from prior work with the Company. Such disclosures shall be received by the Company in confidence and do not extend the assignment of inventions disclosed beyond that required by law.

7.	Assignment of Inventions. Employee hereby assigns and agrees that any and all inventions, discoveries or improvements that Employee conceives or makes or may conceive or make during the Term of Employment relating to or in any way pertaining to or connected with Company research and development, products, or methods of manufacture of the Company shall be the sole and exclusive property of the Company to the maximum extent permitted by the State of California. The Company shall be the sole owner of all worldwide trade secrets, patents, copyrights, and other intellectual property rights in connection with such inventions. Employee hereby assigns to the Company any rights he or she may have or acquire in such inventions. Employee further agrees to assign, and hereby does assign to the Company the entire right, title and interest in and to all such inventions, discoveries or improvements as well as any modifications or improvements thereto that may be made and all worldwide trade secrets, patents, copyrights, and other intellectual property rights in connection therewith. Employee understands that any inventions, discoveries or ideas that Employee has created or possessed prior to Employee’s employment by the Company will not be considered to be the property of the Company. The Company hereby notifies Employee of the applicability of Cal. Lab. Code § 2872, which provides that assignment of intellectual property rights in inventions that an employee develops in his or her own time without use of Company materials or proprietary information is invalid unless said inventions (a) relate, at the time of conception or reduction to practice, to the Company’s business or actual or demonstrably anticipated research of development, or (b) result from work performed for the Company. Notwithstanding anything to the contrary herein nothing in this Agreement shall be interpreted contrary to the preceding sentence.

8.	Confidential, Proprietary, and Trade Secret Information. During the course of employment, Employee will come into possession of or acquire knowledge of confidential, proprietary and trade secret information of the Company. Employee hereby covenants and agrees that Employee will not, either during the term of employment or at any time thereafter, disclose any such confidential, proprietary or trade secret information to any person, firm, corporation, association, partnership or other entity (other than those in the Company’s organization qualified and authorized to receive such information) for any purpose or reason whatsoever unless compelled to do so by law. Such confidential and proprietary information shall be deemed to include, but not be limited to, (i) Company products, designs, research projects, improvements and methods of operation, (ii) business plans, marketing plans and related information, (iii) the names, lists, buying habits and practices of the Company’s customers, clients and vendors, and the relationships between them and the Company, (iv) the Company’s financial condition, profit performance and financial requirements, and (v) all other confidential information of, about or concerning the Company, the manner of operation of the Company and other confidential data of any kind, nature or description relating to the Company. Employee specifically agrees not to make use of any such confidential or proprietary information for Employee’s own purpose, or for the benefit of any person, firm, corporation or other entity except the Company. Employee will abide by the Company’s policies and procedures, as established from time to time for the protection of its trade secrets and confidential information.

9.	Return of Property. All confidential, proprietary and trade secret information, and all other documents, records, apparatus, equipment and other physical property which is furnished to or obtained by Employee in the course of employment with the Company shall be and remain the sole property of the Company. Employee agrees that, upon termination of his or her employment, Employee shall return all such property and agrees not to make or retain copies, reproductions or summaries of any such property without the express written consent of the Company.

10.	Non-Solicitation. For a period of two years immediately following the termination of Employee’s employment, Employee agrees not to, either directly or indirectly, attempt to recruit, solicit or take away any of the employees of the Company who worked for the Company at any time during the Term of Employment; make known to any person, firm or corporation the names or addresses of, or any information pertaining to, any current or former employees of the Company, unless required under applicable law.

11.	Equitable Relief. Employee agrees that in the event of any breach of paragraphs 5, 6, 7, 8, 9 or 10 of this Agreement, the Company will not have an adequate remedy at law. Thus, in the event of such a breach, the Company will be entitled to such equitable and injunctive relief as may be available to prevent and restrain the breach of the provisions of said paragraphs. Such availability to obtain injunctive relief will not prevent the Company from pursuing any other equitable or legal relief, including the recovery of damages from such breach or threatened breach.

12.	Termination of Employment.

(a) The Company shall have the right, upon delivery of written notice to the Employee, to terminate the Employee’s employment hereunder at any time prior to the expiration of the Term of Employment (i) pursuant to a Termination for Cause or (ii) pursuant to a Without Cause Termination.  The Employee shall have the right, upon delivery of written notice to the Company, to terminate Employee’s employment hereunder at any time prior to the expiration of the Term of Employment pursuant to a Good Reason termination or if without Good Reason (“Voluntary Termination”) by providing the Company with not less than 30 days prior written notice.

(b) In the event that the Company terminates the Employee’s employment pursuant to a Without Cause Termination, or if Employee terminates his employment for Good Reason, then the Company shall be obligated to pay Employee: (i) Employee’s earned Base Salary through the termination date, any unpaid earned bonus award pursuant to the terms of the executive bonus plan, and reimbursable expenses and benefits owing to Employee through the day on which Employee’s employment terminated (collectively the “Accrued Obligations”), and (ii) subject to the execution of a general comprehensive release prepared by the Company (and which must become effective and irrevocable in accordance with its terms within 60 days following Employee’s termination date), a severance payment to the Employee equal to the continuation of Employee’s Base Salary for the lesser of the number of months remaining in the Term of Employment or 18 months. In addition, all stock option grants and/or restricted stock grants that have not yet vested will automatically vest, regardless of the satisfaction of any conditions contained therein.  Except as otherwise contemplated by this Agreement, Employee will not be entitled to any other compensation upon termination of this Agreement.

Employee shall not be entitled to any of the severance payments or benefits provided for in this Section that constitute deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) until Employee’s separation of employment constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h), or Employee’s death. As to any separation benefits that constitute deferred compensation subject to Section 409A of the Code that would otherwise be paid hereunder within 60-days following the termination date shall be held back and paid on the first regularly scheduled payroll date following the 60th day after the termination date.

(c) In the event that the Company terminates the Employee’s employment hereunder due to a Termination for Cause, the Term of Employment expires or the Employee Voluntarily terminates employment with the Company for any reason (other than a termination of employment by the Employee for Good Reason), or Employee’s employment terminates by reason of death or disability, the Employee shall not be entitled to any severance, except that the Company shall be obligated to pay Employee his Accrued Obligations. Except as otherwise contemplated by this Agreement, Employee will not be entitled to any other compensation upon termination of this Agreement pursuant to this subparagraph.

(d) For purposes of this Agreement, the following terms have the following meanings:

(i) The term “Termination for Cause” means, to the maximum extent permitted by applicable law, a termination of the Employee’s employment by the Company attributed to (a) the repeated or willful failure of Employee to substantially perform his duties hereunder (other than any such failure due to physical or mental illness) that has not been cured within 14 days after a written demand for substantial performance is delivered to Employee by the Chairman of the Board of Directors (“Chairman”), which demand identifies the manner in which the Chairman believes that Employee has not substantially performed his duties hereunder; (b) conviction of, or entering a plea of guilty or nolo contendere to a crime that constitutes a felony; (c) Employee’s intentional misconduct, gross negligence or material misrepresentation in the performance of his duties to the Company; or (d) the material breach by Employee of any written covenant or agreement with the Company under this Agreement (including, but not limited to, paragraph 5 herein) or otherwise, including, but not limited to, an agreement not to disclose any information pertaining to the Company.

(ii) The term “Without Cause Termination” means a termination of the Employee’s employment by the Company other than due to (a) a Termination for Cause, (b) Disability, (c) the Employee’s death, or (d) the expiration of this Agreement (or the Term of Employment).

(iii) the term “Change in Control” shall mean:

(A)  The acquisition by one person, or more than one person acting as a group, of ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company;

(B)  The acquisition by one person, or more than one person acting as a group, of ownership of stock of the Company, that together with stock of the Company acquired during the twelve-month period ending on the date of the most recent acquisition by such person or group, constitutes 30% or more of the total voting power of the stock of the Company;

(C)  A majority of the members of the Company’s board of directors is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors before the date of the appointment or election;

(D)  One person, or more than one person acting as a group, acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or group) assets from the Company that have a total gross fair market value (determined without regard to any liabilities associated with such assets) equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.

Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering.  However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

This definition of Change in Control shall be interpreted in accordance with, and in a manner that will bring the definition into compliance with, the regulations under Section 409A of the Internal Revenue Code.

(iv) The term “Good Reason termination” means Employee’s termination of his employment with the Company following (i) a reduction in Employee’s Base Salary of more than fifteen percent (15%), (ii) a material reduction of Employee’s performance-based target bonus or other incentive programs except in conjunction with a Change in Control or, in the case of (i) and (ii) except where all officers are affected equally. In either case, prior to invoking a Good Reason termination, the Employee must have provided the Company with written notice of the basis upon which he believes Good Reason exists and permit the Company to cure the conditions, which must continue to exist after the cure period for there to be Good Reason.

(v) The terms “termination of employment,” or “terminate the Employee’s employment,” (or “termination” or “terminate” when used in the context of Employee’s employment) shall mean a separation from service with the Company and its affiliates as defined in IRS regulations under Section 409A of the Code.  An affiliate is any corporation or other business entity that is, along with the Company, a member of a controlled group of businesses, as defined in Code Sections 414(b) and 414(c), provided that the language: “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in such definition.  A corporation or other business entity is an affiliate only while a member of such controlled group.

(e) In no event will the Employee have the discretion to determine the calendar year of payment.

13. Change in Control – Termination of Employment and Compensation in Event of Termination.

(a) Upon the occurrence of a Change in Control, 100% of all unvested stock option grants and/or restricted stock grants previously awarded to Employee shall immediately vest, regardless of the satisfaction of any conditions contained therein.

(b) In the event that any part of any payment or benefit received (including, without limitation, granting of and/or acceleration of vesting of stock options and restricted stock) (the “Change in Control Payments”), would be subject to the Excise Tax determined as provided below, then the Employee may elect, in the sole discretion of the Employee, to receive in-lieu of the amounts payable a lesser amount equal to $100 less than 3.00 times the Employee’s “Annualized Includable Compensation” (within the meaning of Section 280G(d)(1) of the Code) (such amount the “Cut-Back Amount”) by eliminating the accelerated vesting to the extent necessary to reduce the payments and to the Cut-Back Amount.  Any amounts paid as a result of an election by the Employee pursuant to this subparagraph will be in full satisfaction of the amounts otherwise payable to the Employee.  For purposes of determining whether any of the Change in Control Payments will be subject to the Excise Tax and the amounts of such Excise Tax; (1) the total amount of the Change in Control Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to Excise Tax, except to the extent that, in the opinion of independent counsel selected by the Company and reasonably acceptable to the Employee (“Independent Counsel”), a Change in Control Payment (in whole or in part) does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code, or such “excess parachute payments” (in whole or in part) are not subject to the Excise Tax, (2) the amount of the Change in Control Payments that shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Change in Control Payments or (B) the amount of “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code (after applying clause (1) hereof), and (3) the value of any noncash benefits or any deferred payment or benefit shall be determined by Independent Counsel in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

(c) In the event of any change in, or further interpretation of, Sections 280G or 4999 of the Code and the regulations promulgated thereunder, the Employee shall be entitled, by written notice to the Company, to request an opinion of Independent Counsel regarding the application of such change or interpretation to any of the foregoing, and the Company shall use its best efforts to cause such opinion to be rendered as promptly as practicable.  Any fees and expenses of Independent Counsel incurred in connection with this Agreement shall be borne by the Employee.

14.	Section 409A.

(a) To the extent any payments or benefits pursuant to Sections 12 and 13 above (a) are paid from the date of termination of Employee’s employment through March 15 of the calendar year following such termination, such severance benefits are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations and thus payable pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations; (b) are paid following said March 15, such Severance Benefits are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the treasury Regulations made upon an involuntary separation from service and payable pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations, to the maximum extent permitted by said provision, (c) represent the reimbursement or payment of costs for outplacement services, such payments are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury regulations and to qualify for the exception from deferred compensation pursuant to Section 1.409A-1(b)(9)(v)(A); and (d) are in excess of the amounts specified in clauses (a), (b) and (c) of this paragraph, shall (unless otherwise exempt under Treasury Regulations) be considered separate payments subject to the distribution requirements of Section 409A(a)(2)(A) of the Code, including, without limitation, the requirement of Section 409A(a)(2)(B)(i) of the Code that payments or benefits be delayed until 6 months after Employee’s separation from service if Employee is a “specified Executive” within the meaning of the aforesaid section of the Code at the time of such separation from service. In the event that a six month delay of any such separation payments or benefits is required, on the first regularly scheduled pay date following the conclusion of the delay period, Employee shall receive a lump sum payment or benefit in an amount equal to the separation payments and benefits that were so delayed, and any remaining separation payments or benefits shall be paid on the same basis and at the same time as otherwise specified pursuant to this Agreement (subject to applicable tax withholdings and deductions).

(b) Additionally, in the event that following the date hereof the Company or Employee reasonably determines that any payments or benefits payable under this Agreement may be subject to Section 409A of the Code, the Company and Employee shall work together to adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate to (i) exempt the payments and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of the payments and benefits provided with respect to this Agreement or (ii) comply with the requirements of Section 409A of the Code.

(c) Each payment in a series of installments shall be considered a separate “payment” for purposes of Section 409A of the Code.

(d) Notwithstanding anything contained herein to the contrary, in no event shall the Company be liable, or otherwise be held responsible, for any additional tax, interest or penalties that may be imposed on Employee under Section 409A of the Code with respect to any payment made under this Agreement.

15.	Intentionally Omitted.

16.	Notification. Employee authorizes the Company to notify Employee’s future employers of the terms of this Agreement and Employee’s responsibilities hereunder.

17.	Name and Likeness Rights. Employee authorizes the Company to use the Employee’s name, photograph, likeness, voice, and biographical information, in any media now known or hereafter developed (including, but not limited to, film, video and digital or other electronic media) during Employee’s employment with the Company.

18.	Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of California.

19.	Interpretation. This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against either party.

20.	Headings. The headings of this Agreement are intended solely for the convenience of reference and should be given no effect in the construction or interpretation of this Agreement.

21.	Entire Agreement. This Agreement embodies the complete agreement and understanding of the parties related to his or her employment of the Employee by the Company, superseding any and all other prior or contemporaneous oral or written agreements or communications between the parties hereto with respect to the employment of the Employee by the Company (including, but not limited to, the Original Agreement), and contains all of the covenants and agreements of any kind whatsoever between the parties with respect to such employment. Each party acknowledges that no representations, inducements, promises or agreements, whether oral or written, express or implied, have been made by either party or anyone acting on behalf of any party, that are not incorporated herein and that no other agreement or promise not contained herein shall be valid or binding.

22.	Modification. This Agreement may be modified or amended only by an agreement in writing signed by the parties hereto.

23.	Waiver. The failure of either party to insist, in any one or more instances, upon performance of the terms or conditions of this Agreement shall not be construed as a waiver or relinquishment of any right granted under this Agreement or of the future performance of any such term or condition.

24.	Severability. Should any provision or part of this Agreement be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions and parts shall be unaffected and shall continue in full force and effect, and said invalid, void or unenforceable provision or part shall be deemed not to be part of this Agreement.

25.	No Partnership. The parties agree that nothing expressed or implied in this Agreement shall be deemed or construed by the parties hereto, or by any third person, to create the relationship of principal and agent or of partnership or joint venture or of lessor and lessee or of any other association between Employee and Company other than that of employer and employee.

26.	Voluntary Agreement. Employee and the Company represent and agree that each has reviewed all aspects of this Agreement, has carefully read and fully understands all provisions of this Agreement, and is voluntarily entering into this Agreement. Each party represents and agrees that such party has had the opportunity to review any and all aspects of this Agreement with the legal, tax or other advisor or advisors of such party’s choice before executing this Agreement.

27.	Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the Employee’s heirs, beneficiaries and legal representatives. The rights and obligations of Employee may not be delegated or assigned except as expressly set forth in this Agreement. In the event of a sale of all or substantially all of the Company’s capital stock, sale of all, or substantially all of the Company’s assets, or consolidation or merger of the Company with or into another corporation, entity or individual, the Company may assign its rights and obligations under this Agreement to its successor-in-interest, and such successor-in-interest shall be deemed to have acquired all rights and assumed all obligations of the Company under this Agreement.

28.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

29.	Alternative Dispute Resolution Program. Employee understands and agrees that, as a condition of employment, employee will enter into an agreement, attached as Appendix B, to arbitrate all disputes arising out of or related to the termination of employment, as well as any unlawful discrimination, or unlawful harassment (including sexual harassment) claims. Only an arbitrator, not a judge or a jury, will hear such disputes.

30.	Employment for Competitors. Employee represents and warrants that Employee does not presently perform or intend to perform, during the term of the Agreement, services for, or engage in or intend to engage in an employment relationship with, companies whose businesses or proposed businesses in any way involve products or services which would be competitive with the Company’s products or services, or those products or services proposed or in development by the Company during the term of the Agreement (except for those activities, if any, listed on Appendix A attached hereto).

EMPLOYEE		MOUNT TAM BIOTECHNOLOGIES, Inc.

/s/ Richard B. Marshak	By:	/s/ David R. Wells
Signature		Signature

Richard B. Marshak		Chief Financial Officer
Print Name		Print Title

March 29, 2016		March 29, 2016
Date		Date

Appendix A

Permitted Activities

Advisor to Tychnos Biotechnologies (development of AdFasL and Breceptin technology)

Advisor to EMA Partners (advisory services to Colorado-based investment bank)

Nuvicta (advisor to veterinary medical nutrition company)

Appendix B

Alternative Dispute Resolution (ADR) Policy and Agreement

1.	Agreement to Arbitrate.

1.1.	In the event that any employment dispute arises between MOUNT TAM BIOTECHNOLOGIES, Inc. (“Company”) and Richard Marshak (“Employee”), the parties involved will make all efforts to resolve any such dispute through informal means. If these informal attempts at resolution fail and if the dispute arises out of or is related to the parties’ Employment Agreement, the termination of Employee’s employment or alleged unlawful discrimination, including but not limited to unlawful harassment, the Company and Employee will submit the dispute to final and binding arbitration in Mountain View, California, except as set forth in paragraph 11 of the Employment Agreement.

1.2.	Except as described in paragraph 11, the parties expressly understand and agree that arbitration is the exclusive remedy for all such disputes; with respect to such disputes, no other action may be brought in court or any other forum (except actions to compel arbitration hereunder). EXCEPT AS SET FORTH HEREIN, THIS ALTERNATIVE DISPUTE RESOLUTION AGREEMENT (“ADR AGREEMENT”) IS A WAIVER OF THE PARTIES’ RIGHTS TO A CIVIL COURT ACTION FOR A DISPUTE RELATING TO BREACH OF THE PARTIES’ EMPLOYMENT AGREEMENT, TERMINATION OF THAT EMPLOYMENT OR ALLEGED UNLAWFUL DISCRIMINATION, WHICH INCLUDES RETALIATION OR SEXUAL OR OTHER UNLAWFUL HARASSMENT; ONLY AN ARBITRATOR, NOT A JUDGE OR JURY, WILL DECIDE THE DISPUTE.

1.3.	Employment disputes arising out of or related to termination of employment or alleged unlawful discrimination, including retaliation or sexual or other unlawful harassment, shall include, but not be limited to, the following: alleged violations of federal, state and/or local constitutions, statutes or regulations; claims based on any purported breach of contractual obligation, including breach of the covenant of good faith and fair dealing; and claims based on any purported breach of duty arising in tort, including violations of public policy. Disputes related to workers’ compensation and unemployment insurance are not arbitrable hereunder. Claims for benefits covered by a separate benefit plan that provides for arbitration are not covered by this ADR Agreement. Also, nothing in the Employment Agreement or in the ADR Agreement shall be construed as precluding Employee from filing a charge with the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”) or other federal, state or local agencies, seeking administrative assistance in resolving claims. However, any claim that cannot be resolved administratively through such an agency shall be subject to the Employment Agreement and this ADR Agreement.

2.	Request for Arbitration.

2.1.	Attempt at Informal Resolution of Disputes. Prior to submission of any dispute to arbitration, Employee and the Company shall attempt to resolve the dispute informally as follows: Employee and the Company will select a mediator from a list provided by the Federal Mediation and Conciliation Service or other similar agency who will assist the parties in attempting to reach a settlement of the dispute. The mediator may make settlement suggestions to the parties but shall not have the power to impose a settlement upon them. If the dispute is resolved in mediation, the matter shall be deemed closed. If the dispute is not resolved in mediation and goes to the next step (binding arbitration), any proposals or compromises suggested by either of the parties or the mediator shall not be referred to in or have any bearing on the arbitration procedure. The mediator cannot also serve as the arbitrator in any subsequent proceeding unless all parties expressly agree in writing.

2.2.	Arbitration Procedures. The party desiring arbitration, whether Employee or the Company, must submit a “Request For Arbitration” in writing to the other party within the time period required by the law that applies to the claim under the applicable statute of limitations. If the “Request for Arbitration” is not submitted in accordance with the aforementioned time limitations, the party failing to do so will not be able to bring that party’s claims to this or any other forum. The “Request for Arbitration” form must, unless otherwise required by law, clearly state “Request for Arbitration” at the beginning of the first page and include the following information:

(a)	A factual description of the dispute in sufficient detail to advise the other party of the nature of the dispute;

(b)	The date on which the dispute first arose;

(c)	The names, work locations and telephone numbers of any individuals, including employees or supervisors, with knowledge of the dispute; and

(d)	The relief requested by the requesting party.

The responding party may submit counterclaim(s) in like manner in accordance with applicable law.

2.3.	Selection of Arbitrator. All disputes will be resolved by a single Arbitrator, who will be mutually selected by the Company and Employee. If the parties cannot agree on an Arbitrator, then a list of five arbitrators, experienced in employment matters, shall be provided by the Federal Mediation and Conciliation Service. The Arbitrator will be selected by the parties who will alternately strike names from the list. The last name remaining on the list will be the Arbitrator selected to resolve the dispute. Upon selection, the Arbitrator shall set an appropriate time, date and place for the arbitration, after conferring with the parties to the dispute.

2.4.	The Arbitrator’s Authority. The Arbitrator shall have the following powers:

(a)	To rule on motions regarding discovery, procedural, and evidentiary issues arising during the arbitration.

(b)	To rule on motions to dismiss and/or motions for summary judgment applying the standards governing such motions under the Federal Rules of Civil Procedure.

(c)	To issue protective orders on the motion of any party or third-party witness. Such protective orders may include, but are not limited to, sealing the record of the arbitration, in whole or in part (including discovery proceedings and motions, transcripts, and the decision and award), to protect the privacy or other constitutional or statutory rights of parties and/or witnesses.

(d)	To determine only the issue(s) submitted to him/her. The issue(s) must be identifiable in the “Request for Arbitration” or counterclaim(s). Except as required by law, any issue(s) not identifiable in those documents is outside the scope of the Arbitrator’s jurisdiction and any award involving such issue(s), upon motion by a party, shall be vacated.

2.5.	Discovery. The discovery process shall proceed and be governed, consistent with the standards of the Federal Rules of Civil Procedure, as follows:

(a)	Unless otherwise required by law, the parties may obtain discovery by any of the methods allowed under the Federal Rules of Civil Procedure.

(b)	To the extent permitted by the Federal Arbitration Act or applicable California law, each party shall have the right to subpoena witnesses and documents during discovery and for the arbitration.

(c)	All discovery requests shall be submitted no less than sixty (60) days before the hearing date.

(d)	The scope of discoverable evidence shall be in accordance with Federal Rule of Civil Procedure 26(b)(1).

(e)	The Arbitrator shall have the power to enforce the aforementioned discovery rights and obligations by the imposition of the same terms, conditions, consequences, liabilities, sanctions and penalties as can or may be imposed in like circumstances in a civil action by a federal court under the Federal Rules of Civil Procedure, except the power to order the arrest or imprisonment of a person.

2.6.	Hearing Procedure. The hearing shall be held at a location mutually agreed upon by the parties, or as determined by the Arbitrator in the absence of an agreement, and shall proceed according to the American Arbitration Association’s “National Rules for the Resolution of Employment Disputes” in effect at the time of the arbitration, with the following amendments:

(a)	The Arbitrator shall rule at the outset of the arbitration on procedural issues that bear on whether the arbitration is allowed to proceed.

(b)	Each party has the burden of proving each element of its claims or counterclaims, and each party has the burden of proving any of its affirmative defenses.

(c)	In addition to, or in lieu of, closing argument, either party shall have the right to present a post-hearing brief, and the deadline for exchanging any post-hearing briefs shall be mutually agreed on by the parties and the Arbitrator, or determined by the Arbitrator in the absence of agreement.

2.7.	Substantive Law.

(a)	The parties agree that they will be afforded the identical legal, equitable, and statutory remedies as would be afforded them were they to bring an action in a court of competent jurisdiction.

(b)	The applicable substantive law shall be the law of the State of California or federal law. Choice of substantive law in no way affects the procedural aspects of the arbitration, which are exclusively governed by the provisions of this ADR Agreement.

2.8.	Opinion and Award. The Arbitrator shall issue a written opinion and award, in conformance with the following requirements:

(a)	The opinion and award must be signed and dated by the Arbitrator.

(b)	The Arbitrator’s opinion and award shall decide all issues submitted.

(c)	The Arbitrator’s opinion and award shall set forth the legal principles supporting each part of the opinion.

(d)	The Arbitrator shall have the same authority to award remedies, damages and costs as provided to a judge and/or jury under parallel circumstances.

2.9.	Enforcement of Arbitrator’s Award. Following the issuance of the Arbitrator’s decision, any party may petition a court to confirm, enforce, correct or vacate the Arbitrator’s opinion and award under the Federal Arbitration Act, and/or applicable state law.

2.10.	Fees and Costs. Unless otherwise required by law, fees and costs shall be allocated in the following manner:

(a)	Each party shall be responsible for its own attorneys’ fees, except as otherwise provided by law for the particular claim(s) at issue.

(b)	Company shall pay the entire cost of the arbitrator’s services, the facility in which the arbitration is to be held, and any similar costs.

(c)	The Company shall pay the entire cost of a court reporter to transcribe the arbitration proceedings.

(d)	Each party shall advance its own costs for witness fees, service and subpoena charges, copying, or other incidental costs that each party would bear during the course of a civil lawsuit.

(e)	Each party shall be responsible for its costs associated with discovery, except as required by law or court order.

3.	Severability. Each term, clause and provision of this ADR Agreement is separate and independent, and should any term, clause or provision of this ADR Agreement be found to be invalid or unenforceable, the validity of the remaining terms, clauses, and provisions shall not be affected. As to those terms, clauses and provisions found to be invalid or unenforceable, they shall be replaced with valid and enforceable terms, clauses or provisions or shall be modified, in order to achieve, to the fullest extent possible, the economic, business and other purposes of the invalid or unenforceable terms, clauses or provisions.

EMPLOYEE		MOUNT TAM BIOTECHNOLOGIES, Inc.

/s/ Richard B. Marshak	By:	/s/ David R. Wells
Signature		Signature

Richard B. Marshak		Chief Financial Officer
Print Name		Print Title

March 29, 2016		March 29, 2016
Date		Date